EXHIBIT 99.1

NEWS RELEASE	September 30, 2022

FSI Announces Termination of Merger with Lygos Inc

VICTORIA, BRITISH COLUMBIA, Sept 30, 2022 – FLEXIBLE SOLUTIONS INTERNATIONAL, INC. (NYSE-AMERICAN: FSI, FRANKFURT: FXT), is the developer and manufacturer of biodegradable polymers for oil extraction, detergent ingredients and water treatment as well as crop nutrient availability chemistry. Flexible Solutions also manufactures biodegradable and environmentally safe water and energy conservation technologies. Today FSI and Lygos Inc. have agreed to terminate the Merger Agreement between the parties.

FSI and Lygos remain committed to finding routes to sustainable aspartic acid and the myriad sustainable and biodegradable products that can be made from aspartic acid. Neither FSI nor Lygos will let the termination of the merger agreement prevent them from working together in other ways to achieve the goal of sustainable aspartic acid.

About Flexible Solutions International

Flexible Solutions International, Inc. (www.flexiblesolutions.com), based in Victoria, British Columbia, is an environmental technology company. The Company’s NanoChem Solutions Inc. subsidiary specializes in biodegradable, water-soluble products utilizing thermal polyaspartate (TPA) biopolymers. TPA beta-proteins are manufactured from the common biological amino acid, L-aspartic and have wide usage including scale inhibitors, detergent ingredients, water treatment and crop enhancement. Along with TPA, this division started producing other crop enhancement products as well. The other divisions manufacture energy and water conservation products for drinking water, agriculture, industrial markets and swimming pools throughout the world. FSI is the developer and manufacturer of WaterSavrTM, the world’s first commercially viable water evaporation retardant. WaterSavrTM reduces evaporation by up to 30% on reservoirs, lakes, aqueducts, irrigation canals, ponds and slow moving rivers. HeatsavrTM, a “liquid blanket” evaporation retardant for the commercial swimming pool and spa markets, reduces energy costs by 15% to 40% and can result in reduced indoor pool humidity.

Safe Harbor Provision

The Private Securities Litigation Reform Act of 1995 provides a “Safe Harbor” for forward-looking statements. Certain of the statements contained herein, which are not historical facts, are forward looking statement with respect to events, the occurrence of which involve risks and uncertainties. These forward-looking statements may be impacted, either positively or negatively, by various factors. Information concerning potential factors that could affect the company is detailed from time to time in the company’s reports filed with the Securities and Exchange Commission.

Flexible Solutions International

6001 54th Ave, Taber, Alberta, CANADA T1G 1X4

Company Contacts

Jason Bloom

Toll Free: 800.661.3560

Fax: 250.477.9912

Email: info@flexiblesolutions.com

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To find out more information about Flexible Solutions and our products please visit www.flexiblesolutions.com